Exhibit 99.1

The Goldman Sachs Group, Inc.  I  200 West Street  I  New York, New York 10282

LLOYD C. BLANKFEIN TO RETIRE AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF GOLDMAN SACHS; DAVID M. SOLOMON NAMED AS SUCCESSOR

NEW YORK, July 17, 2018 – The Goldman Sachs Group, Inc. (NYSE: GS) has announced today that Lloyd C. Blankfein will retire as Chairman and Chief Executive Officer and that the Board of Directors has appointed David M. Solomon to succeed him in both roles.

Mr. Blankfein will step down as Chief Executive Officer on September 30, 2018, and will retire from the firm and as Chairman of the Board at the end of the year. Mr. Blankfein will accept the title of Senior Chairman after his retirement. Mr. Solomon will join the firm’s Board on October 1, 2018.

Mr. Blankfein has been Chairman and Chief Executive Officer since 2006.

Mr. Solomon was appointed President and Co-Chief Operating Officer in 2016. Prior to that, he was Global Co-Head of the Investment Banking Division from 2006.

“I want to express my deep appreciation for the opportunity to work with and benefit from so many talented and dedicated colleagues,” said Mr. Blankfein. “My job has also allowed me to engage with many of the most impressive business leaders around the world and I thank them for allowing me to help support their goals and priorities.”

“Our firm has demonstrated great resiliency and strength over the last 12 years,” Mr. Blankfein continued. “I’ve never been more optimistic about our ability to serve our clients effectively and generate industry-leading returns.”

“David is the right person to lead Goldman Sachs. He has demonstrated a proven ability to build and grow businesses, identified creative ways to enhance our culture and has put clients at the center of our strategy. Through the talent of our people and the quality of our client franchise, Goldman Sachs is poised to realize the next stage of growth.”

Adebayo O. Ogunlesi, Lead Director of the Board of Directors, said, “Lloyd has been a remarkable leader during an extraordinary period of challenge for Goldman Sachs. His temperament and innovative thinking, deep understanding of risk and the firm’s businesses, and ability to motivate and inspire the people of Goldman Sachs have defined his tenure. He has pushed the firm’s entry into new businesses and opportunities, while also investing in areas that will continue to be highly valued by our clients.”

Mr. Ogunlesi continued, “The Board has been engaged in a multi-year succession process, and we are confident that David will build off the firm’s strong financial, risk management and franchise position. His drive, focus on our clients and effective management skills will be critical strengths as he charts the firm’s strategy in the years to come.”

“I am honored and humbled to have the opportunity to lead Goldman Sachs and I appreciate the confidence Lloyd and the Board of Directors have placed in me,” said Mr. Solomon. “I am excited about the opportunities for growth and know how vital our culture of client service and teamwork is to our success.”

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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: +1 212 902 5400	Investor Contact: Heather Kennedy Miner Tel: +1 212 902 0300